Exhibit (d)(2)
JOINT VENTURE AGREEMENT
AMONG
TEEKAY SHIPPING CORPORATION,
TEEKAY ACQUISITION HOLDINGS, LLC
AND
A/S DAMPSKIBSSELSKABET TORM
Dated as of April 17, 2007

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TABLE OF CONTENTS
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TABLE OF CONTENTS
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JOINT VENTURE AGREEMENT
          This Joint Venture Agreement, dated as of April 17, 2007 (this “Agreement”), is made and entered into by and among Teekay Shipping Corporation (“Teekay”), Teekay Acquisition Holdings, LLC, a wholly owned subsidiary of Teekay (“TK Holdings”), and A/S Dampskibsselskabet Torm (“Torm”). Teekay, TK Holdings and Torm are sometimes referred to herein collectively as the “Parties” and each individually as a “Party.” The definitions of certain terms used in this Agreement are set forth in Exhibit A.
RECITALS
          A. Each of the Parties is engaged in the international operation of vessels owned or operated by such Party.
          B. OMI Corporation, a Marshall Islands shipping company (“OMI”), has agreed to enter into a transaction agreement (as the same may be amended or modified, the “Merger Agreement”) with the Parties and the Company (as defined below) pursuant to which the Company would acquire OMI on the terms and subject to the conditions of the Merger Agreement.
          C. The Parties desire to enter into this Agreement to arrange for the formation of Omaha, Inc. (the “Company”) as a Marshall Islands corporation and to provide for their interaction directly and through the Company in (a) acquiring OMI, (b) operating its assets prior to distribution thereof to the Parties and (c) effecting such distribution of assets.
AGREEMENT
          NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and other consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
Section 1. Organization of Company
1.1   Formation of Company
          Following execution and delivery of this Agreement, TK Holdings and Torm shall promptly cause the Company to be formed under the Marshall Islands Business Corporations Act. The initial Articles of Incorporation and the Bylaws of the Company shall be in the forms attached hereto as Exhibits B-1 and B-2, respectively.
1.2   Purposes of the Company
          The purposes of the Company shall be limited to:

          (a) seeking to complete the acquisition of OMI through a tender offer for the outstanding shares of OMI common stock (the “Tender Offer”) followed by a subsequent merger of OMI with and into the Company (the “Merger”), each as contemplated by the Merger Agreement;
          (b) providing for the operation of the Company, of OMI following the Tender Offer and prior to the Merger, and of the Company, as the surviving corporation of the Merger, at all times from the date of this Agreement until the distribution of the Company’s assets and liabilities to the Parties;
          (c) providing for the distribution of the Company’s assets and liabilities to the Parties as contemplated by this Agreement; and
          (d) engaging in all other acts and things necessary, proper or advisable to effect and carry out such purposes of the Company.
1.3    Nature of the Company; Tax Elections
          (a) TK Holdings and Torm shall endeavor to organize the shareholding composition of the Company and to make such tax elections with respect to the Company as will result in the most mutually tax advantageous structure to TK Holdings and Torm; provided, however, that neither TK Holdings nor Torm shall be required to agree to any shareholding composition or tax election that would result in adverse tax consequences to it.
          (b) If, after formation of the Company, either TK Holdings or Torm determines that a different form of entity would be materially more advantageous to it for tax purposes, and if affecting the proposed change in entity structure would not cause an adverse effect on the other Party, the other Party shall agree to such change in structure. The Party requesting such change in entity structure shall bear all costs to effect such change.
Section 2. Contributions and Loans to the Company; Expenses
2.1   General Provisions
          Each of TK Holdings and Torm shall contribute 50% of the required contributions to the Company to allow the Company and, to the extent directly related to the purchase of shares of OMI common stock pursuant to the Tender Offer and Merger, Teekay, TK Holdings and Torm to discharge their monetary obligations under the Merger Agreement. Other than as provided below in Section 2.2 with respect to the initial equity contributions to the Company, contributions by the parties to the Company shall be made by means of Loans, with interest to accrue at an interest rate equal at all times to 6-month LIBOR plus 75 basis points (or such other rate as mutually agreed upon in good faith by the Parties). Unless otherwise agreed by the Parties, no interest shall be paid on any Loan until the principal amount thereof is paid in full. Notwithstanding anything to the contrary, a Party may pledge or assign any of its Loans in favor of any lender.

2.2    Initial Contributions
           (a) Within three Business Days following formation of the Company, TK Holdings and Torm shall make the following contributions to the Company (“Initial Contributions”):
                (i) TK Holdings and Torm shall purchase 500 shares of the Company’s common stock for an aggregate purchase price to such Party of US$500; and
                (ii) TK Holdings and Torm shall make a Loan to the Company in the amount of US$500,000.
           Loans shall be evidenced by such documentation as mutually agreed by the Parties.
           (b) The Company shall use the Initial Contributions (and any required additional Loan proceeds as described in Section 2.3 below) to fund its expenses relating to the proposed acquisition of OMI prior to completion of the Tender Offer, including, without limitation, to pay fees and expenses for the preparation and/or filing by the Company of applicable information under the Antitrust Laws and of materials relating to the Tender Offer, including a Schedule TO to be filed with the SEC.
2.3    Additional Loans
          (a) TK Holdings and Torm shall make additional Loans to the Company in the principal amount of 50% of the funds required for the Company to:
               (i) (A) pay for all the shares of OMI common stock tendered to the Company in the Tender Offer and (B) pay merger consideration with respect to any remaining shares of OMI common stock pursuant to the terms of the Merger Agreement;
               (ii) make any payments required of the Company pursuant to Section 4.3 of the Merger Agreement with respect to Company Options and Restricted Shares (as such terms are defined in the Merger Agreement);
               (iii) repay OMI indebtedness to the extent and as and when such indebtedness is to be repaid as determined by the Board (it being acknowledged that the Parties are still determining whether or not to request the senior lenders of OMI to waive any change of control defaults under applicable credit facilities and whether and when to commence a tender offer for either or both of the outstanding public note issuances of OMI);
               (iv) pay any expenses of OMI to be paid by the Company in connection with the Tender Offer and the Merger or any other expenses to be paid by the Company pursuant to the Merger Agreement and not otherwise described in this Section 2.3; and
               (v) pay any other of the Company’s expenses from the date hereof until its dissolution, winding up and distribution of the assets of the Company as described in Section 7 (other than any expenses to be paid solely by either Party pursuant to the terms of this Agreement).

          (b) The aggregate amount of such Loans shall be determined by the Board, and the amount of individual Loans and the timing thereof shall be determined by the co-Presidents (or, if there are not co-Presidents at the time, by one Teekay Director and one Torm Director); provided, however, that, with respect to Sections 2.3(a)(i), (ii) and, if applicable, (iii) above, TK Holdings and Torm shall make the applicable Loans at or prior to the time that funds are required to be received by the agent engaged to pay for shares of OMI common stock, Company Options or Restricted Shares, as applicable.
2.4    Funding of Capital Contributions and Loans
          (a) TK Holdings and Torm shall secure separate financing arrangements or commitments to fund the portion of their respective capital contributions and Loans to the Company not funded with their available cash.
          (b) TK Holdings and Torm agrees that it shall not pledge any of its ownership interest in the Company in connection with financing its obligations under this Section 2 or otherwise; provided, however, that the foregoing shall not prohibit either Party to make a negative pledge with respect to its ownership interest in the Company.
          (c) TK Holdings and Torm hereby represents and warrants to the other Party that (i) it has provided to such other Party true and correct copies of all documents relating to its bank financing arrangements relating to the Company and the financing of its obligations hereunder and under the Merger Agreement, (ii) it does not have any reason to believe that its bank financing will not be received as set forth in such loan documentation and (iii) any such bank financing arrangements, including any syndication of any such financing arrangement by its lender or lenders, are in full compliance with applicable Law, including United States margin regulations.
          (d) The receipt of financing by either TK Holdings or Torm shall not constitute a condition precedent to such Party’s obligations under this Agreement.
2.5    Default in Monetary Obligations or Other Breaches
          2.5.1   Tender Offer, Merger or Antitrust Default
          (a) If either Teekay or TK Holdings, on the one hand, or Torm, on the other hand (the “Defaulting Party”) shall default (or announce to the other Party its intention to default) in the timely performance of:
               (i) any of its obligations when due with respect to the payment by the Company for (A) any shares of OMI common stock, Company Options or Restricted Shares under Section 2.3(a)(i) or (ii) or (B) if to be repaid or repurchased prior to or concurrently with the Tender Offer or the Merger, any indebtedness of the Company under Section 2.3(a)(iii); or

               (ii) any of its obligations under Section 7.2(b) or (c) of the Merger Agreement and such failure shall result in the failure to obtain any required approvals under applicable Antitrust Laws to consummate the Tender Offer or the Merger;
and, in each of Section 2.5.1(a)(i) and (ii) above, if OMI and the other Party (the “Non-defaulting Party”) are (but for the Defaulting Party’s default as described above) ready, willing and able to close the transactions contemplated by the Transaction Agreement, (x) the Defaulting Party shall promptly pay to the Non-defaulting Party a fee equal to US$20 million (the “Default Fee”) and shall indemnify and hold harmless the Non-defaulting Party and its Affiliates for and against any and all Losses suffered or incurred by the Non-defaulting Party and/or its Affiliates as a result of the Defaulting Party’s default and (y) the Non-defaulting Party shall be entitled to elect, by written notice to the Defaulting Party and the Company, to pursue the transactions contemplated by the Merger Agreement without the Defaulting Party (such election, if exercised, being referred to herein as the “Election to Continue”). The foregoing Default Fee and indemnification obligation shall be payable and applicable without regard to whether or not the Non-defaulting Party exercises the Election to Continue.
          (b) If the Non-defaulting Party exercises the Election to Continue and without further action of the Company or the Defaulting Party, the ownership interest of the Defaulting Party in the Company shall be deemed immediately forfeited and cancelled. In addition, the Defaulting Party shall take, at its own expense, all action reasonably requested by the Non-defaulting Party in order for the Non-defaulting Party to seek to close the transactions contemplated by the Merger Agreement on its own, including, without limitation, appropriately revising or amending the Merger Agreement and related documentation, including any filings made under applicable SEC Laws or under Antitrust Laws; provided, however, that no such revision or amendment to the Merger Agreement shall limit any liability of the Defaulting Party thereunder. In no event shall a Defaulting Party whose ownership interest in the Company terminates as provided in this Section 2.5.1(b), directly or indirectly (i) undertake or seek to undertake, alone or with any other Person, a Company Acquisition Proposal (as defined in the Merger Agreement) or (ii) otherwise prejudice or hinder the Non-defaulting Party’s pursuit of the transactions contemplated by the Merger Agreement.
          (c) Notwithstanding the foregoing, if the Defaulting Party shall obtain a final, non-appealable judgment from a court of competent jurisdiction that its default as described in Section 2.5.1(a) was justified due to an actual failure to be satisfied of a condition to the Company’s and/or the Parties’ obligations under the Merger Agreement (other than any such failure directly related to the Defaulting Party’s default):
               (i) the Non-defaulting Party shall promptly return to the Defaulting Party the Default Fee and shall promptly reimburse the Defaulting Party for any indemnification payments made by the Defaulting Party to the Non-defaulting Party or it Affiliates pursuant to Section 2.5.1(a), in each case without interest; and
               (ii) the Defaulting Party’s indemnification obligation under Section 2.5(a) shall terminate.

          2.5.2   Other Funding Defaults
          If a Party shall default in the performance of any of its monetary obligations under Section 2.2 or 2.3 (other than with respect to the payment by the Company for (x) any shares of OMI common stock, Company Options or Restricted Shares under Section 2.3(a)(i) or (ii) or (y) if to be repaid or repurchased prior to or concurrently with the Tender Offer or the Merger, any indebtedness of the Company under Section 2.3(a)(iii)) or Section 3 of this Agreement, the other Party may demand in writing that such default be cured. If the defaulting Party shall fail to cure the default within five (5) Business Days after receipt of such demand, the other Party may, but shall not be required to, advance to the Company the amount remaining in default. Such advance shall be treated as a Loan to the Company and shall bear interest at a rate of ten percent (10%) per annum or at the maximum rate permitted by applicable Law, whichever is less. The (i) advancing Party shall have a preferred right of distribution with respect to any such Loan and no distributions or payments shall be made by or on behalf of the Company to the defaulting Party until such amount, together with interest, has been repaid in full and (b) the defaulting party shall indemnify and hold harmless the advancing Party and its Affiliates for and against any and all Losses suffered or incurred by the advancing Party and/or its Affiliates as a result of the defaulting Party’s default.
          2.5.3   Cumulative Remedies
          The rights of any Party set forth in this Section 2.5 are cumulative and in addition to, and not in lieu of, any other rights or remedies afforded under this Agreement, by law or otherwise on account of any default by the other Party.
Section 3. Expenses
3.1    General Party Expenses
          Each Party shall be solely responsible for and shall pay promptly when due any and all expenses incurred by it or any of its Affiliates (other than the Company) in connection with this Agreement, the Merger Agreement and the respective transactions contemplated hereby and thereby, including, without limitation, all expenses incurred prior to forming the Company; provided, however, that expenses incurred by them following execution and delivery of the Merger Agreement shall be shared equally between TK Holdings and Torm to the extent the services paid for or to be paid for mutually benefit the Parties (as determined in good faith by the Parties) with respect to the Company or the transactions contemplated by the Merger Agreement. Notwithstanding the foregoing, (a) Torm shall be solely responsible for all amounts owed to Pareto Securities ASA and (b) each Party shall be solely responsible for compensating its designees who are elected or appointed as Directors or co-Presidents, as described in Section 4.
3.2    Antitrust-related Expenses
          Notwithstanding anything to the contrary, if the Company incurs any expenses in connection with its seeking any approvals of Governmental Entities for the Tender Offer and/or the Merger under applicable Antitrust Laws and such expenses arise as a result of one of the Parties having assets that are deemed to be competitive with the assets of OMI, such Party shall pay all of such expenses. If Party is required pursuant to Section 7.2 of the Merger Agreement to dispose of any of its or its Subsidiaries’ assets in order to obtain such approvals, such Party shall solely be responsible for the disposal of such assets and any costs associated therewith.
3.3    Severance Expenses
          Any severance or change of control payments due to OMI executives or general and administrative or other “on-shore” employees upon or in connection with the closing of the Tender Offer or the Merger and arising on or prior to the Distribution Date shall be equally divided between TK Holdings and Torm pursuant to Section 2.3(a)(v). If one Party hires any OMI “on-shore” employee who has a contingent severance or change of control arrangement at OMI and continues to employ such individual as of the Distribution Date, the hiring Party shall be entitled to a preferential payment pursuant to Section 7.2.1(c)(ii) in an amount equal to 50% of the severance or change of control payment that would otherwise have been payable to such individual. If any seafaring employees of OMI are terminated prior to the Distribution Date, TK Holdings and Torm shall each be responsible for 50% of any related severance cost pursuant to Section 2.3(a)(v); provided, however, that if such termination occurs prior to the expiration of the seafarer’s then-existing contract period, the Party who will receive the Vessel on which such seafarer works shall be solely responsible for any increase in the severance cost due to termination prior to the expiration of such period.
Section 4. Management of the Company
4.1    Board of Directors
          (a) The affairs, business and property of the Company shall be managed by the Board. The number of Directors that constitute the entire Board shall be four (4), of whom (i) two (2) Directors shall be designated by Teekay (the “Teekay Directors”) for so long as Teekay, TK Holdings or any of its Affiliates, holds shares of the Company’s common stock, and (ii) two (2) Directors shall be designated by Torm (the “Torm Directors”) for so long as Torm, or any of its Affiliates, holds shares of the Company’s common stock. The Board initially shall consist of Bjorn Moller and Arthur J. Bensler, as the Teekay designees, and Klaus Kjærulff and Jesper Holmark, as the Torm designees.
          (b) The Directors of the Company shall hold office, be removed or replaced, meet, take action and vote as set forth in the Articles of Incorporation and the Bylaws.
          (c) The Parties hereby agree to take all action necessary to call, or cause the Company and each Subsidiary of the Company to call, a meeting of the shareholders of the Company and each Subsidiary and to vote all shares of voting capital stock then owned by them, directly or indirectly, at any such meeting in favor of, or take by written consent in lieu of any such meeting all actions as may be necessary to cause, the election as a member of the Board of Directors of the Company and each Subsidiary of the Company of the Teekay Directors and the Torm Directors, respectively. Teekay and Torm may rescind one or both of their respective designations and designate another individual or other individuals, as the case may be, at any time by delivering a written notice to the other Party setting forth any such rescission and identifying the individual(s) chosen to fill such position(s) on such Board of Directors. Promptly upon receipt of such notice, the Parties shall cause such prior designee(s) to be removed as a Director and such subsequent designee(s) to be elected as a member(s) of any Board of Directors of the Company and each of its Subsidiaries. If any Director designated by Teekay or Torm shall for whatever reason resign or be removed as a Director of the Company or any of its Subsidiaries, the Party who designated such Director may submit the name of another individual to hold such directorship, which individual shall be promptly so voted for by the Parties to fill such vacancy. No Party shall take any action to remove a Director designated by another Party.
4.2    Co-Presidents and Chief Executive Officers; Other Officers
          (a) If the Board elects, by majority vote, including at least one Teekay Director and at least one Torm Director, to appoint co-Presidents, each of the Teekay Directors, on the one hand, and the Torm Directors, on the other hand, shall appoint one of two co-Presidents of the Company, who shall also be co-Chief Executive Officers of the Company. The co-Presidents shall manage the day-to-day business and affairs of the Company and its Subsidiaries, implement the decisions and other acts of the Board and, following the Merger, manage the dissolution, winding up and distribution of the assets of the Company and its Subsidiaries as set forth in Section 7; provided, however, that (i) the co-Presidents shall act only as mutually agreed between them and (ii) the co-Presidents shall not have the authority to take any of the actions described in Article J of the Articles of Incorporation without the approval of the Board as provided therein. Any co-President appointed by a Teekay Director may only be removed by a Teekay Director; any co-President appointed by a Torm Director may only be removed by a Torm Director. If any co-President appointed by Teekay or the Torm shall for whatever reason resign or be removed as a co-President of the Company, the Teekay Director or the Torm Director, as applicable, shall appoint another individual to hold such office. If the Board does not elect to appoint co-Presidents, actions of the sole President shall be subject to the approval of at least one Teekay Director and one Torm Director. This Section 4.2(a) shall be deemed to be appropriate written resolution of the Board of Directors, pursuant to Article V, Section 2 of the Bylaws, unless the Board adopts such other resolutions related to limitations on the authority of the President or co-Presidents.
          (b) Other officers may be appointed by the Board, by unanimous vote, as set forth in the Company’s Bylaws.
4.3    OMI Board Representation
          Any right of the Company to designate members of the Board of Directors of OMI after the Tender Offer and prior to the Merger shall be addressed in the following manner: each of Teekay and Torm shall be entitled to designate an equal number of OMI Directors; provided, however, that if the number of Directors that the Company is entitled to designate is not an even number, the Parties shall attempt to mutually agree on a designee unaffiliated with either Party. If the Parties cannot agree on such a designee, such board seat shall remain vacant.

4.4    Other Business of the Parties, Directors and Officers
          The Parties and their respective Director and officer designees may engage in business ventures and activities of any nature and description, independently or with others and whether or not in competition with the business of the Company; provided, however, that in no event shall a Party or any of its Affiliates directly or indirectly undertake or seek to undertake, alone or with any other Person, a Company Acquisition Proposal (as defined in the Merger Agreement). Engagement in such business ventures and activities shall not be deemed to breach any fiduciary duty of the Directors or officers. Neither the Company nor any Party shall have any rights in or to the independent ventures and activities of another Party, or the income or profits derived therefrom, by reason of this Agreement or otherwise.
Section 5. Communication, Cooperation and Documentation of the Parties
5.1    Communications with OMI and Between the Parties
          Each of Teekay and TK Holdings, on the one hand, and Torm, on the other hand, shall keep the other Party informed with respect to any communication that such Party has with OMI or its representatives. Each of Teekay and TK Holdings, on the one hand, and Torm, on the other hand shall, to the extent practical, provide the other Party with advance notice of, and the right to participate in any meetings or conversations with OMI or its representatives.
5.2    Further Assurances
          Each Party shall (a) reasonably cooperate with the other Parties, (b) execute, or cause to be executed, and delivered to such other Party from time to time such documents not specifically provided for herein as shall be necessary for the Parties to carry out the terms, provisions and conditions of this Agreement and (c) enter into amendments to this Agreement as shall reasonably be proposed by the other Parties to reflect and preserve the intent of the Parties with respect to the joint venture contemplated hereby.
5.3    Transaction-Related Documentation of the Company and the Parties
          The Parties shall cooperate and mutually agree on the form and substance of documentation related to the transactions contemplated by the Merger Agreement (including, without limitation, filings to be made under applicable Antitrust Laws and the Schedule TO to be filed with the SEC in connection with the Tender Offer) and to the post-closing allocation and disposition of OMI’s assets and liabilities. The Company shall not (except as otherwise required by applicable Law) enter into or file any such documentation without the approval of the Board, as set forth in the Articles of Incorporation. In addition, no Party shall be obligated to enter into any agreement or other binding obligation unless it is satisfied, in its sole discretion, with the form and terms of such agreement or other binding obligation (but only if any such failure by such Party to enter into any such agreement or binding obligations shall not otherwise breach any of such Party’s obligations under the Merger Agreement or this Agreement).
Section 6.  Distributions and Tax Allocations

6.1    General
          Unless approved by the Board or as contemplated by Section 7, the Company shall not pay cash or other dividends, make distributions, redeem equity, return capital contributions or repay Loans to the Parties. Except as set forth in Section 2.5.2, 3.3 and 7, (a) neither TK Holdings nor Torm shall have priority over the other Party, either as to the return of its capital contributions or repayment of its Loans or as to any dividends or distributions and (b) returns of the Parties’ respective capital contributions and repayment of their respective Loans, and any and all Tax allocations relating to the Company, shall be made concurrently to each such Party on a pro rata basis based on each Party’s Proportionate Interest. Distributions of Company assets to any Party pursuant to Section 7 or otherwise shall be treated, first, as repayment of any then-outstanding Loans made by the Party to the Company.
6.2   Inter-company Cash Transfers
          Unless approved by the Board, there shall be no transfers of cash (including, without limitation, by means of cash dividends or equity redemptions) held by OMI’s Subsidiaries, OMI, the Company or any Company Subsidiaries, or between or among any of such entities.
Section 7. Dissolution, Winding Up and Liquidation of the Company
7.1    Dissolution
          The Company shall be dissolved promptly following the happening of any of the following events:
          (a) the Merger Agreement is terminated in accordance with its terms prior to the closing of the Tender Offer; or
          (b) the Board approves the Company’s dissolution.
7.2    Liquidation
          In connection with the distribution of the assets of the Company pursuant to this Section 7.2, the responsible parties making decisions with respect to such distribution of assets will not be in the United States or connected to the United States when making such decision or distribution.
          7.2.1   Distributions and Payments
          (a) In connection with a dissolution pursuant to Section 7.1(a), the co-Presidents (or if there are not co-Presidents at the time, one Teekay Director and one Torm Director) shall, unless otherwise agreed by the Parties, make a full accounting of the Company’s assets and liabilities and liquidate the Company’s property for cash as promptly as is consistent with obtaining its fair value and apply the proceeds pursuant to Section 7.2.1(c) below.

          (b) In connection with a dissolution pursuant to Section 7.1(b), the co-Presidents (or if there are not co-Presidents at the time, one Teekay Director and one Torm Director) shall make a full accounting of the Company’s assets and liabilities and the Company’s property shall be distributed to TK Holdings and Torm as set forth in Section 7.2.2 and any property not described in Section 7.2.2 shall be, as determined by the co-Presidents (or if there are not co-Presidents at the time, by mutual agreement of one Teekay Director and one Torm Director), distributed to TK Holdings and Torm or liquidated for cash as promptly as is consistent with obtaining its fair value. The property of the Company and any such cash proceeds shall be applied pursuant to Section 7.2.1(c) below.
          (c) To the extent they are sufficient for such purposes, property of the Company and any cash or cash proceeds described in Section 7.2.1(a) or (b), as applicable, shall be applied and distributed in the following order and priority:
               (i) First, to the payment and discharge of all of the Company’s debts and liabilities (other than Loans to the Parties or liabilities assumed thereby pursuant to Section 7.2.3(b)(iv) and (v) or Section 8.2.1) including the establishment of any necessary reserves;
               (ii) Second, to the payment of any amounts (i) advanced by a Party pursuant to Section 2.5.2 above, together with any interest thereon as provided therein, or (ii) credited to such Party pursuant to Section 3.3;
               (iii) Third, to the payment of any and all Loans and the Company’s other debts and liabilities to the Parties; and
               (iv) Finally, subject to Section 7.2.2 and any liabilities, costs and expenses of the Company to be borne solely by one Party pursuant to the terms of this Agreement, any remaining property and assets of the Company shall be distributed between TK Holdings and Torm pro rata in accordance with their respective Proportionate Interests.
          7.2.2   Distribution of Specific Company Assets to the Parties
          (a) The following specific assets shall be distributed or assigned to TK Holdings and Torm as indicated below, in addition to any other assets to be distributed to such Parties pursuant to Section 7.2.1:
               (i) ownership of all ship-owning Subsidiaries that own or charter-in any of the Suezmax Tankers shall be transferred to TK Holdings (or another Affiliate of Teekay designated by Teekay);

               (ii) ownership of all ship-owning Subsidiaries that own or charter-in any of the Teekay Product Tankers shall be transferred to TK Holdings and Torm (or another Affiliate of Teekay designated by Teekay);
               (iii) ownership of all ship-owning Subsidiaries that own or charter-in any of the Torm Product Tankers shall be transferred to Torm (or an Affiliate thereof designated by Torm);
               (iv) the Gemini Pool Agreement and the Alliance Participation Agreement shall be assigned to TK Holdings (or another Affiliate of Teekay designated by Teekay);
               (v) the Libra Pool Agreement shall be assigned to Torm (or an Affiliate thereof designated by Torm); and
               (vi) other than the Indian crew with respect to Vessels transferred to TK Holdings, all assets and liabilities relating to OMI’s operations in India shall be transferred to Torm (or an Affiliate thereof designated by Torm).
          (b) If any of the property or asset described in Section 7.2.2(a) are disposed of in order to obtain approvals under Antitrust Laws in connection with the Tender Offer or the Merger, the Party that would have been entitled to such property or asset pursuant to Section 7.2.2(a) shall be entitled to the proceeds of such disposition and shall have the benefit and bear the full consequence of any net gain or loss in the value of such property or asset relative to the sale proceeds in connection with such disposition.
          7.2.3   Liquidation Amount Valuations; Adjustments
          (a) The Parties intend that the aggregate value of distributions of property and cash to each TK Holdings and Torm pursuant to Sections 7.2.1(c)(iii) and (iv) be substantially equal (subject to Section 7.2.2(b) and excluding any liabilities, costs and expenses to be borne solely by one Party pursuant to the terms of this Agreement), and that the valuation of certain assets and liabilities be determined, and the allocation of certain liabilities be made, in accordance with this Section 7.2.3. For purposes of this Section 7.2.3, applicable determinations of Book Value of assets and liabilities shall be determined as of the Distribution Date.
          (b) For purposes of valuing property of the Company and determining the amount of property to be distributed to TK Holdings and Torm:
               (i) the value of any ship-owning Subsidiaries distributed shall be the sum of (A) the Vessel Valuation for the applicable Vessel plus (B) the Vessel Contract Valuation for the Vessel Contract, if any, related to such Vessel plus (C) the net Book Value of the remaining assets and liabilities of such ship-owning Subsidiary;
               (ii) solely for purposes of the valuation thereof between TK Holdings and Torm under this Section 7.2.3 (and without prejudice to any GAAP treatment for financial reporting purposes), no value shall be allocated to the Alliance Participation Agreement, the Gemini Pool

Agreement, the Libra Pool Agreement, OMI’s operations in India or the purchase options in the in-charters of any Vessels;
               (iii) all other assets and all liabilities of the Company shall be valued at their Book Value;
               (iv) all liabilities of OMI and its Subsidiaries (other than Vessel Defects) that accrue prior to the Distribution Date shall be deemed allocated to TK Holdings and Torm in accordance with their Proportionate Interests, without regard to whether any such liability relates primarily to the assets that are transferable to one Party or the other pursuant to Section 7.2.2; and
               (v) all liabilities relating to Vessel Defects accruing prior to the Distribution Date shall be borne solely by the party to which the Vessel is transferred.
          (c) To the extent the aggregate net value of all the assets and liabilities to be transferred pursuant to Section 7.2.1(c)(iii) and (iv) to either TK Holdings or Torm exceeds the aggregate net value of all such assets and liabilities to be transferred to the other Party, in each case (i) as such value is determined in accordance with Section 7.2.3(b), (ii) subject to Section 7.2.2(b) and (iii) excluding any liabilities, costs and expenses to be borne solely by one Party pursuant to the terms of this Agreement, the Party that shall otherwise be entitled to receive the greater aggregate net asset value shall, immediately prior to the distribution of assets on the Distribution Date, purchase from the other Party an amount of such other Party’s Loans to the Company equal to 50% of the difference between such aggregate net values.
          7.2.4   Rights Beyond Company Assets
          Each Party shall look solely to the assets of the Company for all distributions with respect to the Company, including the return of a Party’s capital contributions, repayment of Loans and a Party’s share of any cash, and shall have no recourse therefor, upon dissolution or otherwise, against any other Party; provided, however, that each Party shall retain any rights against any of the other Parties as expressly set forth in this Agreement.
Section 8. Covenants, Liabilities and Indemnification; Termination of Certain Provisions
8.1    Vessel Purchase Options
          If at any time, TK Holdings or Torm exercise any purchase option under an in-charter contract that exists as of the effective date of the Merger and relates to a Vessel transferred to such Party pursuant to Section 7, such Party shall pay to the other Party, promptly following the exercise of such option, a cash amount equal to 50% of any excess of the fair market value of the Vessel at the time of purchase over the purchase price upon exercise of such option (after deducting from such excess any profit sharing payable to the seller). Fair market value of the Vessel shall be determined on the basis of three broker valuations, the cost of which shall be shared equally between TK Holdings and Torm and the brokers shall be selected one each by Teekay and Torm and the third by such two brokers. The Parties shall not sell or novate any such in-charter contract or otherwise take any action that would directly or indirectly circumvent the intent of this Section 8.1.
8.2 Liabilities; Indemnification
          8.2.1    Liabilities
          Following the Distribution Date, TK Holdings and Torm shall bear the following liabilities as set forth below, in addition to any other ongoing liabilities under this Agreement or assumed thereby as part of the distribution of the assets and liabilities of the Company:
               (i) all liabilities relating to Vessel Defects shall be borne solely by the Party to which the Vessel is transferred; and
               (ii) all liabilities (other than Vessel Defects) to the extent relating primarily to assets distributed to a Party pursuant to Section 7 and that accrue after the Distribution Date, whether known or unknown as of such date, shall be the sole responsibility of the Party to which such asset is transferred.
          8.2.2   Indemnification; Reimbursement
          (a) Each Party shall indemnify and hold harmless the other Parties and their respective Affiliates for and against any and all Losses suffered or incurred by such other Party and/or its Affiliates which arise from or relate to the ownership, use or operation after the Distribution Date, other assets or the liabilities of the Company transferred to or assumed by the indemnifying Party in connection with Section 7 of this Agreement.
          (b) Each of TK Holdings and Torm shall be responsible for, and upon receipt of reasonable evidence thereof shall promptly reimburse the other Party for, 50% of any Losses suffered or incurred by such other Party following the Distribution Date as a result of third-party claims against such other Party to the extent relating to any action, inaction, condition, circumstance or liability of OMI and its Subsidiaries occurring or existing prior to the closing of the Tender Offer (other than (i) Vessel Defects or (ii) liabilities specifically assumed by or assigned to a Party pursuant to Section 7.2.2 and 8.2.1).
8.3    Sharing of Termination Fee and Termination Expenses; Antitrust Deficiencies
          (a) TK Holdings and Torm shall equally share any Termination Fee (as defined in the Merger Agreement) paid by OMI to either of them, whether before or after the Distribution Date.
          (b) If any Termination Expenses (as defined in the Merger Agreement) are paid by OMI under the Merger Agreement, such Termination Expenses shall be allocated between TK Holdings and Torm based on the amount of such Termination Expenses incurred by such Party; provided, however, that if such Termination Expenses exceed the maximum reimbursable amount allowed by the Merger Agreement, the Termination Expenses shall be allocated equally between TK Holdings and Torm.

          (c) If the Parties shall be required pursuant to the Merger Agreement to pay a Termination Fee to OMI, and only one of the Parties shall own or operate assets that are the basis for the failure to obtain necessary consents or approvals under applicable Antitrust Laws, then such Party shall be responsible for all of the Termination Fee. Otherwise, each of Teekay and Torm shall be responsible for 50% of the Termination Fee.
               (d) If the Parties are otherwise required to pay a Termination Fee to OMI pursuant to the Merger Agreement, and one Party (the “Electing Party”) elects, by written notice to the other Party, to continue with the transactions contemplated by the Merger Agreement (and the other Party (the “Non-electing Party”) does not so elect to continue with the Transaction), the Electing Party may proceed with the transaction alone, whereupon:
                    (i) the Non-electing Party’s equity interest in the Company shall be deemed automatically forfeited and cancelled;
                    (ii) the Non-electing Party shall not be required to pay any of the Termination Fee;
                    (iii) the Electing Party shall indemnify and hold the Non-electing Party harmless for all Losses suffered or incurred by the Non-electing Party pursuant to the Merger Agreement to the extent relating to actions or events subsequent to the date of such election; and
                    (iv) the Non-electing Party shall take, at the Electing Party’s expense, all action reasonably requested by the Electing Party in order for the Electing Party to seek to close the transactions contemplated by the Merger Agreement on its own, including, without limitation, appropriately revising or amending the Merger Agreement and related documentation, including any filings made under applicable SEC Laws or under Antitrust Laws.
8.4    Termination of Certain Provisions
          Immediately following distribution of the last of the assets of the Company pursuant to Section 7, the following Sections of this Agreement shall terminate: Sections 1, 2 (other than Section 2.5), 4, 5 (other than Section 5.2), 6 and 9.

Section 9. Books, Records, Accounting and Insurance
9.1    Books and Records
          The Company shall keep and maintain a complete and accurate set of books and records in accordance with GAAP applied in a consistent manner correctly reflecting all transactions of the Company. The Company’s books and records shall be kept at such location as mutually agreed by the parties. Each of the Parties shall have access to such books and records and the right to examine, copy and audit the same at all reasonable times. The Company’s books shall be audited at such times as determined by the Parties by the Independent Accounting Firm. The Company shall provide each Party with (a) unaudited consolidated financial statements of the Company (including a balance sheet and statements of income and cash flows) within 20 days after the end of each calendar quarter and (b) such other information about the Company as such Party may reasonably request from time to time.
9.2    Bank Accounts
          All funds of the Company shall be deposited under the name of the Company in such bank account or accounts at such bank or banks as shall be approved from time to time by the Board. All drafts, checks, bills and cash which may from time to time be received by, for or on account of the Company shall be deposited immediately in such account or accounts in the same form in which they are received. Withdrawals from such accounts shall be made only upon the signature of each of the co-Presidents (if there are co-Presidents at the time) or such other two individuals authorized by the Board, one of which must be authorized by a Teekay Director and one of which must be authorized by a Torm Director.
9.3    Opening Balance Sheet
          Promptly following the Merger, the Company shall have prepared a consolidated balance sheet for the Company as of the effective date of the Merger (and after giving effect thereto) in accordance with GAAP as previously interpreted by OMI and as agreed by the co-Presidents (or if there are not co-Presidents at the time, by one Teekay Director and one Torm Director). Such balance sheet shall be audited by the Independent Accounting Firm.
9.4    Insurance
          The Company shall, at all times prior to the distribution of the last of the Company’s assets pursuant to Section 7, maintain such types of insurance and in such amounts as shall be determined from time to time by the Board. Such insurance shall be carried with reputable insurance carriers and shall name the Company and the Parties as additional insureds as their interests may appear.

Section 10.  Dispute Resolution
10.1    General
          If any dispute arises among the Parties relating to this Agreement or the Company, the Parties will follow the procedures set forth in this Section 10, unless otherwise agreed by the Parties at the time the dispute arises. However, any Party may commence litigation within thirty (30) days prior to the date after which the commencement of litigation would be prohibited by any statute of limitations or other law, rule, regulation, or order of similar import or in order to request injunctive or other equitable relief necessary to prevent irreparable harm. In such event, the Parties will (except as may be prohibited by judicial order) nevertheless continue to follow the procedures set forth in this Section 10.
10.2   Unassisted Settlement
          A Party seeking to initiate the procedures under this Section 10 will give written notice thereof to the other Parties. Such notice will state that it is initiating the procedures under this Section 10, describe briefly the nature of the dispute, describe briefly the notifying Party’s claim or position in connection with the dispute. The Parties will promptly make such investigation of the dispute as they deem appropriate. The Parties will meet, with each Party represented by an executive officer, and will use good faith efforts to resolve the dispute. If the dispute has not been resolved within fifteen (15) days after commencement of such discussions, then either Party may submit the dispute to arbitration under Section 10.3.
10.3   Arbitration and Costs
          If any dispute is not resolved after compliance with the procedures set forth in Section 10.2, either Party may submit the dispute to arbitration to a single arbitrator mutually selected by the Parties (or, if the Parties cannot agree upon such arbitrator within fifteen (15) days, each Party shall select one arbitrator and the two arbitrators so selected shall choose a third arbitrator, who shall be the single arbitrator for the arbitration), such arbitration to be conducted in accordance with the Rules of Arbitration of the International Chamber of Commerce. Unless otherwise agreed by the Parties, any arbitration hearing shall be held at a location convenient to both Parties in New York City. Any award made by the arbitrator shall be final and binding and may be entered as a judgment in any court having jurisdiction. The arbitration proceedings shall be conducted in the English language.
10.4   Accounting Disputes
          Notwithstanding Section 10.3, if any dispute of an accounting or valuation nature is not resolved after compliance with the procedures set forth in Section 10.2, either Party may submit the dispute to the Independent Accounting Firm. Unless otherwise agreed by the Parties, any dispute resolution meetings under this Section 10.4 shall be held at a location convenient to both Parties in New York City. Any determination made by the accounting firm shall be final and binding upon the Parties. Any such meetings with the accounting firm shall be conducted in the English language.

10.5   Costs
          In addition to any amounts awarded in arbitration pursuant to Section 10.3 or under Section 10.4, the prevailing party shall be entitled to reimbursement from the other Party of all the prevailing Party’s reasonable costs (including, without limitation, reasonable attorney fees) incurred in connection with such action under Section 10.3 or 10.4, as the case may be.
Section 11.  Miscellaneous
11.1    Confidentiality
          Each Party and the Company shall exercise the same degree of care, but no less than a reasonable degree of care, to keep confidential the Confidential Information of the other Party or the Company as it uses to protect its own Confidential Information of a like nature. Without limiting the generality of the foregoing, each Party agrees to (and to cause the Company to): (a) require all of its employees and agents who have access to the Confidential Information to maintain the confidentiality thereof; (b) disclose the Confidential Information of the other Party or the Company only to those individuals that have a “need to know” such Confidential Information; and (c) take such actions as may be reasonable to limit disclosure of the Confidential Information of the other Party or the Company by such individuals. If the Receiving Party is served with any subpoena or other compulsory judicial or administrative process calling for production of Confidential Information of the other Party or the Company, the Receiving Party shall immediately notify the Disclosing Party in order that the Disclosing Party may take such action as it deems necessary to protect its interest and the Receiving Party shall reasonably cooperate with the Disclosing Party to limit the scope and use of the Confidential Information to be disclosed.
11.2   Press Releases and Other Publicity
          Neither Party will issue a press release or make any other public announcement related to the Company, this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby without the prior consent of the other Party, except as required by applicable Law or by any securities exchange on which the Party’s securities are listed, in which case, such Party shall use its commercially reasonable efforts to consult with the other Party prior to making any such public announcement.
11.3   Governing Law
          This Agreement shall be governed by and construed under the laws of the State of New York, without reference to its choice of law rules.
11.4   Assignment; Third-Party Beneficiaries
          (a) Neither Party shall assign or delegate any of its interests, rights or obligations under this Agreement, by operation of law or otherwise, without the prior written consent of the other Party; provided, however, that without relinquishment of its liability under this Agreement either Party may assign this Agreement to a Subsidiary thereof that agrees in writing to assume all of that

Party’s rights and obligations under this Agreement. Subject to the foregoing restriction on assignment, this Agreement shall be fully binding upon, inure to the benefit of and be enforceable by each Party and its permitted successors and assigns.
          (b) This Agreement is made solely and specifically among and for the benefit of the Parties and their permitted successors and assigns, and no other Person shall have any rights, interest or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third party beneficiary or otherwise, other than Affiliates of the Parties in connection with indemnification provisions hereunder.
11.5   Construction
          Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa. The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision hereof. Both parties have had an adequate opportunity to review this Agreement with their respective counsel and negotiate the terms hereof and accordingly this Agreement shall not be construed against either party as the drafter of this Agreement.
11.6   Counterparts
          This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.
11.7   Entire Agreement
          This Agreement and the Merger Agreement (including the exhibits and schedules hereto and thereto) set forth the entire agreement of the Parties regarding the subject matter hereof and supersede all prior agreements and understandings between the Parties. No amendment of any of the provisions of this Agreement will be valid unless set forth in a written instrument signed by both Parties.
11.8   Notices
          Any notice, demand or communication required or permitted to be given by any provision of this Agreement shall be deemed to have been sufficiently given or served for all purposes if (a) delivered personally, (b) deposited with a prepaid messenger, express or air courier or similar courier for delivery to the address set forth below, (c) deposited in the official certified or registered mail, postage prepaid to the address set forth below, or (d) transmitted by telecopier or facsimile to the number specified below (with originals mailed the same day by official mail, postage prepaid to the address set forth below):

If to Torm:
A/S Dampskibsselskabet Torm
Turborg Havnevej 18
DK – 2900 Hellerup
Denmark
Attention: Mikael Skov
Facsimile: +45 39179380
With a copy to:
White & Case LLP
1155 Avenue of the Americas
New York, New York 10036
Attention: John M. Reiss, Esq.
Attention: Oliver C. Brahmst, Esq.
Facsimile: 212.354.8113
If to Teekay:
Teekay Shipping Corporation
Bayside House, Bayside Executive Park
West Bay Street & Blake Road
Nassau, The Bahamas
Attention: Corporate Secretary
Facsimile: 1 242 502 8840
With copies to:
Peter Evensen, EVP & Chief Strategy Officer
peter.evensen@teekay.com
Art Bensler, EVP & General Counsel
art.bensler@teekay.com
With an additional copy to:
Perkins Coie LLP
1120 N.W. Couch Street, Tenth Floor
Portland, Oregon 97209-4128
Attention: David S. Matheson, Esq.
Facsimile: 503.727.2222
Notice shall be deemed to have been received (i) upon receipt in the case of personal delivery, (ii) two (2) Business Days after being deposited in the case of messenger, express or air courier or similar courier, (iii) five (5) Business Days after the date deposited in official certified or registered mail, and (iv) the day of receipt as evidenced by a facsimile confirmation statement in the case of transmittal by facsimile. Either Party may change its respective addresses and facsimile number by giving notice to the other Party as provided in this Section.
11.9   Waivers
          No waiver of any right, obligation or default will be implied, but must be in writing, signed by the Party against whom the waiver is sought to be enforced. The failure of any Party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.
11.10   Specific Performance
          The Parties expressly agree that they may be irreparably damaged if this Agreement is not specifically enforced. Upon a breach or threatened breach of the terms, covenants or conditions of this Agreement by any Party, the other Party shall, in addition to all other remedies, be entitled to a temporary or permanent injunction, without showing any actual damage, or a decree for specific performance, in accordance with the provisions of this Agreement.
11.11   Section 883 Exemption
          Each of Teekay and Torm represent and warrant to the other that for all of 2006 it qualified for an exemption from taxation under Section 883 of the U.S. Internal Revenue Code of 1986, as amended, of all its applicable shipping revenue.
11.12   Restriction on Transfer
          (a) No Party shall, voluntarily or involuntarily, transfer, sell, issue, assign, encumber, hypothecate, pledge, donate, or otherwise dispose of (“Transfer”) any of its ownership interest in the Company to any Person unless such Transfer is one of the following (each, a “Permitted Transfer”):
               (i) a Transfer by a Party to any of its Subsidiaries, provided that such Subsidiary assumes in writing all of the obligations imposed on such Party by this Agreement and has agreed to be bound by each of the terms and provisions of this Agreement; and, provided further, that no such Transfer shall release the transferor Party of its obligations under this Agreement; or
               (ii) a Transfer from one Party to the other Party or any of its Subsidiaries.
          (b) Any Transfer by a Party of its ownership interest in the Company other than pursuant to a Permitted Transfer shall be void ab initio and shall have no force or effect.
          (c) Notwithstanding anything to the contrary, the grant of a negative pledge by a Party shall not be deemed to represent a Transfer, nor shall a Party be restricted in Transferring its rights to its Loans to its lender.
11.13   Teekay Responsibility for Obligations of Teekay Acquisition Holdings LLC
          Teekay shall be jointly and severally liable for all financial obligations of TK Holdings under this Agreement, and shall cause Teekay Holdings to perform all of its financial or other obligations hereunder.
[Remainder of This Page Intentionally Left Blank]

          IN WITNESS WHEREOF, the undersigned have executed this Joint Venture Agreement as of the date first above written.

TEEKAY SHIPPING CORPORATION		A/S DAMPSKIBSSELSKABET TORM

By:	/s/ Bjorn Moller	By:	/s/ Niels Erik Nielsen
Title:	President and CEO	Title:	Chairman

TEEKAY ACQUISITION HOLDINGS, LLC

By:	/s/ Bjorn Moller

Title:	President and CEO of Teekay Shipping Corporation, its sole member

EXHIBIT A
Defined Terms
          The defined terms used in the Agreement shall, unless the context otherwise requires, have the meanings specified in this Exhibit A. The singular shall include the plural and the masculine gender shall include the feminine and neuter, and vice versa, as the context requires.
          “Affiliate” means any Person that controls, is controlled by, or is under common control with a Party. As used in this definition, “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as a trustee or executor, by contract or otherwise.
          “Agreement” means the agreement of which this Exhibit A is a part.
          “Alliance Participation Agreement” means the Participation Agreement, dated as of May 1, 1998, by and between Frontline Limited and Loire Transport, Inc.
          “Antitrust Laws” means the Sherman Antitrust Act, as amended, the Clayton Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act of 1914, as amended, Council Regulation (EC) No. 139/2004 of 20 January 2004 on the control of concentrations between undertakings, as amended, and all other Laws and Orders that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, whether foreign or domestic.
          “Articles of Incorporation” means the articles of incorporation of the Company (or similar governing document), as the same may be amended from time to time.
          “Board” means the board of directors (or equivalent governing body) of the Company.
          “Book Value” means the value of the applicable asset or liability of the Company on its books as of the date of determination.
          “Business Day” means any Monday through Friday except for any such days that are national holidays in the United States or Denmark.
          “Bylaws” means the bylaws of the Company (or similar governing document), as the same may be amended from time to time.
          “Company” has the meaning set forth in the recitals of the Agreement.

          “Confidential Information” means any type of information or material of one Party or the Company (the “Disclosing Party") that is disclosed to the other Party or the Company (the “Receiving Party") as a consequence of or through its participation in the activities anticipated by this Agreement and that is identified by the Disclosing Party as being confidential or that is proprietary to the Disclosing Party. Confidential Information includes, without limitation, any such information that relates to trade secrets, know-how, technical data, software programming, concepts, designs, procedures, business plans or strategies, customers or financial information and information entrusted to a Party by other Persons; provided, however, that Confidential Information does not include any information which (a) was in the Receiving Party’s possession before receipt from the Disclosing Party, (b) is or becomes a matter of public knowledge through no fault of the Receiving Party, (c) is rightfully received by the Receiving Party from another Person without a duty of confidentiality, (d) is independently developed by the Receiving Party or (e) is disclosed by the Receiving Party with the Disclosing Party’s prior written approval.
          “Default Fee” has the meaning set forth in Section 2.5.1(a) of the Agreement.
          “Defaulting Party” has the meaning set forth in Section 2.5.1(a) of the Agreement.
          “Director” means an individual who is a member of the Board.
          “Disclosing Party” has the meaning set forth in the definition of Confidential Information.
          “Distribution Date” means the first date on which a Vessel is distributed in connection with the distribution of the assets of the Company pursuant to Section 7.
          “Election to Continue” has the meaning set forth in Section 2.5.1(a) of the Agreement.
          “GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.
“Gemini Pool Agreement” means the Suezmax Pool Agreement, dated as of December 1, 2003, by and among Gemini Tankers, LLC, OMI and Koënig & Columbia Tankers Limited.
          “Governmental Entity” means any arbitrator, court, judicial, legislative, administrative or regulatory agency, commission, department, board, bureau, body or other governmental, quasi-governmental or supranational authority or instrumentality or any Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, whether foreign, federal, state or local.
          “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
          “Independent Accounting Firm” means Deloitte & Touche LLP or such other independent certified public accountant acceptable to both Parties.

          “Initial Contributions” has the meaning set forth in Section 2.2 of the Agreement.
          “Law” means any statute, law, ordinance, rule or regulation of any Governmental Entity.
          “Libra Pool Agreement” means the Commercial Management Agreement, dated as of October ___, 2006, by and between Libra Tankers, LLC, and Scorship Tankers GmbH & Co. KG.
          “Loan” means a loan made by a Party to the Company pursuant to Section 2 of the Agreement.
          “Losses” means all liabilities, losses, claims, damages, fines, payments, costs, expenses (including, without limitation, reasonable attorneys’ fees), actions, causes of action, judgments and amounts paid in settlement (including, for third party claims only, incidental, consequential and punitive damages to the extent a third party obtains a final, non-appealable judgment therefore).
          “Merger” has the meaning set forth in Section 1.2(a) of the Agreement.
          “Non-defaulting Party” has the meaning set forth in Section 2.5.1(a) of the Agreement.
          “OMI” has the meaning set forth in the recitals of the Agreement.
          “Party” means each of the parties who executes a counterpart of this Agreement and any permitted successors or assigns.
          “Person” means any individual or legal entity, including any partnership, joint venture, corporation, trust, unincorporated organization, limited liability company or Governmental Entity.
          “Proportionate Interest” means, with respect to each of Teekay and Torm, 50%.
          “Receiving Party” has the meaning set forth in the definition of Confidential Information.
          “Schedule TO” means a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto).
          “SEC” means the Securities and Exchange Commission.
          “Subsidiary” of any Person means (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is owned by such Person directly or indirectly through one or more Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person directly or indirectly through one or more Subsidiaries of such Person has more than a 50% equity interest.
          “Suezmax Tankers” means the following Suezmax tankers of OMI: Angelica, Janet, Adair, Arlene, Ingeborg, Dakota, Delaware, Cape Bonny, Cape Bastia, HS Alcina, Cape Bantry, Max Jacob and Oliver Jacob.
          “Tax” means any federal, state, local or foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, intangibles, franchise, backup withholding, or other tax, charge, levy, duty or like assessment imposed by a Tax authority, whether or not requiring the filing of a Tax return, together with all penalties and additions and interest thereon.
          “Teekay” has the meaning set forth in the introductory paragraph of the Agreement.
          “Teekay Directors” has the meaning set forth in Section 4.1(a).
          “Teekay Product Tankers” means the following product tankers of OMI: Brazos, Lauren, Jeanette, Guadaloupe, Rhine, Orontes, Seine and Newbuilding #2 (March 2009 delivery).
          “Tender Offer” has the meaning set forth in Section 1.2(a) of the Agreement.
          “TK Holdings” has the meaning set forth in the introductory paragraph of the Agreement.
          “Torm” has the meaning set forth in the introductory paragraph of the Agreement.
          “Torm Directors” has the meaning set forth in Section 4.1(a).
          “Torm Product Tankers” means the following product tankers of OMI: Wabash, Kansas, Republican, Platte, Thames, Horizon, Rosetta, Moselle, San Jancinto, Amazon, Neches, Tevere, Fox, Garonne, Loire, Saone, Charente, Ohio, Rhone, Madison, Trinity, King Edward, King Ernest and Newbuilding #1 (March 2009 delivery)
          “Vessel” means any of the Suezmax Tankers, Teekay Product Tankers and Torm Product Tankers.
          “Vessel Contract” means a bareboat or time charter contract related to a Vessel.
          “Vessel Contract Valuation” means, with respect to a particular Vessel Contract, the applicable value set forth on Schedule 1 attached to the Agreement.

          “Vessel Defects” mean known or unknown defects in a Vessel (other than to the extent arising from an operational incident during the period following the closing of the Tender Offer and prior distribution thereof pursuant to Section 7 of the Agreement).
          “Vessel Valuation” means, with respect to a particular Vessel, the applicable value set forth on Schedule 1 attached to the Agreement.